Exhibit 15
ACCOUNTANT’S ACKNOWLEDGMENT
We acknowledge the incorporation by reference in the Registration Statements on Form S-3 (filed in October 2000 and March 2001) and Form S-8 (filed in November 1997) of Penn Octane Corporation of our report dated November 13, 2006 which appears on page 3 of the Quarterly Report on Form 10-Q for the period ended September 30, 2006.
/s/ BURTON MCCUMBER & CORTEZ, L.L.P.
Brownsville, Texas
November 20, 2006